SUBSIDIARIES OF REGISTRANT



                                                           Jurisdiction of
Subsidiaries                                               Incorporation
------------                                               -------------
Audiovox Communications Corp.                              Delaware
Audiovox Electronics Corporation                           Delaware
Quintex Mobile Communications Corp.                        Delaware
American Radio Corp.                                       Georgia
Audiovox Holding Corp.                                     New York
Audiovox Canada Limited                                    Ontario
Audiovox Communications (Malaysia) Sdn. Bhd.               Malaysia
Audiovox Holdings (M) Sdn. Bhd.                            Malaysia
Audiovox Venezuela C.A.                                    Venezuela



                                                    Exhibit 21

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